HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND


          CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED

                     DECEMBER 31, 1995, 1994 AND 1993

               TOGETHER WITH INDEPENDENT AUDITORS' REPORTS







                        ANNUAL REPORT ON FORM 10-K
                         Items 14(a) (1) and (2)


                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           Page

Consolidated Financial Statements of
 Historic Preservation Properties
 1990 L.P. Tax Credit Fund

  Independent Auditors' Report                              F-3
  Consolidated Balance Sheets as of December
   31, 1995 and 1994                                        F-4
  Consolidated Statements of Operations for
   the Years Ended December 31, 1995,
   1994 and 1993                                            F-5
  Consolidated Statements of Partners' Equity
   (Deficiency) for the Years Ended December 31,
   1995, 1994 and 1993                                      F-6
  Consolidated Statements of Cash Flows for the
   Years Ended December 31, 1995,
   1994 and 1993                                            F-7
  Notes to Consolidated Financial Statements                F-8
  Independent Auditors' Report on Accompanying
   Information                                              F-18
  Consolidated Financial Statement Schedule:
   Schedule III - Real Estate and Accumulated
   Depreciation                                             F-19



                        Independent Auditors Report
                        ---------------------------


The Partners
Historic Preservation Properties 1990
     L.P. Tax Credit Fund
Quincy, Massachusetts


      We have audited the accompanying consolidated balance sheets of HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND, a Delaware limited partnership (the "Partnership"), as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


Lefkowitz, Garfinkel, Champi & DeRienzo, P.C.




Providence, Rhode Island
March 7, 1996


        HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND

         CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1995 AND 1994



                                  ASSETS
                                                1995         1994
INVESTMENT IN REAL ESTATE
  Building and building improvements        $14,736,101   $14,736,101
  Land                                           97,034        97,034
  Furniture and equipment                       964,378       950,491
  Marina - land and improvements              1,352,790     1,352,790
                                            -----------   -----------
                                             17,150,303    17,136,416
   Less accumulated depreciation              2,573,713     2,035,160
                                            -----------   -----------
                                             14,576,590    15,101,256
  Reserve for realization of Marina
     land and improvements                    (845,672)     (845,672)
                                            -----------   -----------
                                             13,730,918    14,255,584
CASH, including restricted cash
     (1995, $86,716; 1994, $101,326)            474,835       505,501
ESCROW DEPOSITS                                  54,270        44,299
DEFERRED EVALUATION AND ACQUISITION
  COSTS, net of accumulated amortization
  (1995,   $137,822;   1994,   $110,258)        964,778       992,342
OTHER DEFERRED COSTS, net of accumulated
       amortization
       (1995, $0; 1994, $17,400)                 51,121         2,100
OTHER      ASSETS                               207,103        49,358
                                           ------------   -----------
                                            $15,483,025   $15,849,184
                                           ============   ===========



                     LIABILITIES AND PARTNERS' EQUITY
LIABILITIES:
  Note payable                              $ 5,590,418   $ 5,590,418
  Accrued expenses and other liabilities        402,064       358,200
  Security deposits                              86,716       101,326
                                            -----------   -----------
                Total liabilities             6,079,198     6,049,944
                                            -----------   -----------
COMMITMENTS (Notes 5 and 6)

MINORITY INTEREST                               268,325       304,717

PARTNERS' EQUITY
  Limited Partners' equity-Units of Investor
     Limited Partnership Interest, $1,000
      stated value per Unit-issued and
      outstanding - 16,361 units              9,186,508     9,541,939
  General Partner's equity deficiency           (51,006)      (47,416)
                                             -----------   -----------
     Total partners' equity                   9,135,502     9,494,523
                                             -----------   -----------
                                            $15,483,025   $15,849,184
                                            ============  ============





The accompanying notes are an integral part of these financial statements.
        HISTORIC PRESERVATION PROPERTIES 1990 L. P. TAX CREDIT FUND

                   CONSOLIDATED STATEMENTS OF OPERATIONS

           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                      1995        1994         1993
REVENUES:
  Rental and related income        $2,706,446  $2,456,887   $2,082,011
  Interest and other income            62,901      44,675      138,811
                                   ----------  ----------   ----------
                                    2,769,347   2,501,562    2,220,822
                                   ----------  ----------   ----------
EXPENSES:
  Operating and administrative        120,957      62,152     117,010
  Professional fees                   100,006      41,661      51,011
  Depreciation and amortization       568,217     571,366     571,026
  Property operating expenses:
   Payroll services                   572,506     448,351     491,577
   Condominium assessments            357,060     357,060     315,906
   Real estate taxes                  249,994     269,682     243,133
   Management fees                     94,841     102,600     123,594
   Other operating                    541,785     520,156     558,505
                                   ----------   ---------   ---------
                                    2,605,366   2,373,028   2,471,762
                                   ----------   ---------   ---------
  Income (Loss) from operations       163,981     128,534    (250,940)
                                   ----------   ---------   ---------
OTHER EXPENSES:
  Interest  expense  and  ext fee    (559,394)   (551,448)   (685,204)
  Contract termination settlement           -    (271,108)          -
                                   -----------   ---------   ---------
                                     (559,394)   (822,556)   (685,204)
                                   -----------   ---------   ---------
MINORITY INTEREST IN LOSS ON MARINA
    VENTURE                            36,392      26,518      18,765
                                   -----------   ---------   ---------

NET  LOSS                        $   (359,021)  $(667,504)  $(917,379)
                                 =============  ========== ===========

NET  LOSS  ALLOCATED
           TO GENERAL PARTNER    $     (3,590)  $  (6,675)  $  (9,174)
                                 =============  ========== ===========
NET  LOSS  ALLOCATED
         TO LIMITED PARTNERS      $  (355,431)  $(660,829)  $(908,205)
                                 =============  ========== ===========
NET LOSS PER UNIT OF INVESTOR
  LIMITED PARTNERSP INT,  BASED
  ON 16,361 UNITS OUTSTANDING:    $   (21.72)   $  (40.39)  $  (55.51)
                                ==============  ========== ===========









The accompanying notes are an integral part of these financial statements.

        HISTORIC PRESERVATION PROPERTIES 1990 L. P. TAX CREDIT FUND

         CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY)

           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                        Units of
                        Investor
                        Limited        Investor
                        Partner-        Limited      General
                          ship         Partners'     Partner's
                        Interest         Equity      Deficiency            Total



                     ---------  -------------    -------------     ------------
BALANCE,
December  31,  1992      16,361   $  11,110,973    $   (31,567)    $ 11,079,406

   Net   loss                 -        (908,205)        (9,174)        (917,379)
                       ---------  -------------    -------------   -------------
BALANCE,
December  31,  1993       16,361     10,202,768        (40,741)      10,162,027

   Net   loss                  -       (660,829)        (6,675)        (667,504)
                       ---------  -------------     ------------   -------------
BALANCE,
December  31,  1994       16,361      9,541,939        (47,416)       9,494,523

    Net   loss                 -       (355,431)        (3,590)        (359,021)
                       ---------  -------------      -----------   -------------
BALANCE,
December  31, 1995        16,361 $    9,186,508    $   (51,006)    $  9,135,502
                       =========  =============     ============   =============





 The accompanying notes are an integral part of these financial statements.
        HISTORIC PRESERVATION PROPERTIES 1990 L. P. TAX CREDIT FUND

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                             1995       1994       1993
CASH FLOWS FROM OPER ACTIVITIES:
  Net loss                             $ (359,021) $(667,504)   $ (917,379)
Adjustments to reconcile net loss
 to net cash
 provided by (used in) operating act-
 Depreciation  and amortization           568,217    571,366       571,026
     Loss   on   disposal  of  equipment              18,339
Deferred interest expense and extension
     fee payable added to the principal
     of note payable                                 240,418
     Contract termination   settlement               271,108
Minority  int in loss on Marina Venture   (36,392)   (26,518)      (18,765)
     Inc (dec) in accrued expenses and
     other   liabilities                   (7,523)  (245,197)        215,683
     Increase in escrow deposits           (9,971)   (44,299)
     (Increase) decrease in other assets (157,745)    27,546         (10,253)
                                         ---------  ---------      ----------
   Net cash provided by (used in)
     operating  activities                 (2,435)   145,259        (159,688)
                                         ---------  ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to Marina                           -          -        (11,668)
   Purchase of furniture and equipment      (3,827)  (13,083)         (1,140)
   Payment   of   deferred   costs         (24,404)         -              -
                                         ----------  --------      ----------
     Cash used in investing activities     (28,231)  (13,083)        (12,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Decrease   in  minority  interest             -          -           (118)
                                         ----------  --------      ----------
NET  INCREASE (DECREASE) IN CASH           (30,666)  132,176        (172,614)

CASH, BEGINNING OF YEAR                    505,501   373,325         545,939
                                        ---------- ---------      -----------
CASH,   END   OF  YEAR                  $  474,835 $ 505,501      $  373,325
                                        ========== =========      ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest              $  559,044 $ 461,030      $  535,000
                                        ========== =========      ===========







The accompanying notes are an integral part of these financial statements.
        HISTORIC PRESERVATION PROPERTIES 1990 L.P. TAX CREDIT FUND

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



(1)  Organization

           Historic Preservation Properties 1990 L.P. Tax Credit Fund  (HPP
1990) was formed on October 4, 1989 under the Delaware Revised Uniform Limited Partnership Act. The purpose of HPP 1990 is to invest in a portfolio of real properties which are intended to qualify for rehabilitation tax credits (Rehabilitation Tax Credits) afforded by Section 47 of the Internal Revenue Code of 1986, as amended, and to rehabilitate such properties (or acquire such properties in the process of rehabilitation and complete such rehabilitation) in a manner intended to render a portion of the costs thereof eligible for Rehabilitation Tax Credits.

           Boston Historic Partners II Limited Partnership (BHP II), a Delaware limited partnership, is the general partner of HPP 1990, and officers of Boston Capital Planning Group, Inc. (BCPG), an affiliate of BHP II, were the initial limited partners of HPP 1990. The initial limited partners withdrew as limited partners upon the first admission of Investor Limited Partners (Limited Partners). Prior to admission of the Limited Partners, all costs incurred by HPP 1990 were paid by BHP II. On June 29, 1990, the first Limited Partners were admitted to HPP 1990 and operations commenced.

           The  Amended  and  Restated  Agreement  of  Limited  Partnership
(Partnership Agreement) of HPP 1990 generally provides that all net profits, net losses, tax credits and cash distributions of HPP 1990 from normal operations subsequent to admissions of Limited Partners shall be allocated 99% to the Limited Partners and 1% to BHP II. Proceeds from sales or refinancing generally will be distributed 100% to the Limited Partners until they have received an amount equal to their Adjusted Capital Contributions (as defined in the Partnership Agreement) plus priority returns and additional incentive priority returns for certain Limited Partners admitted to HPP 1990 on or prior to certain specified dates.

(2) General Partner - BHP II

           BHP II was formed in June 1989 for the purpose of organizing, syndicating, and managing publicly offered real estate limited partnerships (Public Rehabilitation Partnerships).

           During 1995, 1994 and 1993, BHP II incurred unaudited losses  of
approximately  $13,000,  $14,000  and  $24,000  respectively.    BHP   II's
unaudited deficit at December 31, 1995 was approximately $737,000.

           BHP II has a substantial amount of unpaid obligations to trade creditors. In the event BHP II is not able to generate sufficient cash to fund BHP II's operations, commitments and contingencies in the future, there might be unfavorable consequences to HPP 1990.
(2)  General Partner - BHP II (Continued)

           Under the Partnership Agreement, a bankruptcy of BHP II could result in the dissolution of HPP 1990, if at any time BHP II were to be adjudicated bankrupt (either by way of a voluntary filing or by an issuance of an order for relief in the event of an involuntary filing) and BHP II continued to be the sole general partner of HPP 1990. If an additional general partner was admitted to HPP 1990 prior to a bankruptcy of BHP II, the business of HPP 1990 would be able to continue.

          If BHP II were to be adjudicated bankrupt, and at the time BHP II was the sole general partner of HPP 1990, HPP 1990 would not be dissolved upon the occurrence of such an event if a majority in interest of the
Limited Partners elect, within 90 days, to continue the business of HPP 1990 and another general partner is elected (under Delaware law, within 90 days a unanimous vote of the Limited Partners to continue HPP 1990 is required).

           Although the Partnership Agreement provides for the above mechanisms for continuing the business of HPP 1990, BHP II's general partners believe the most likely course of action would be to seek a successor or additional general partner for HPP 1990.

           If such events were to happen whereby BHP II and/or HPP 1990 could not consummate the above, HPP 1990 could be dissolved, resulting in adverse tax consequences to the Limited Partners, including recapture of a portion of the Rehabilitation Tax Credits allocated to them.

(3)  Summary of Significant Accounting Policies

               Principles of Consolidation

          The consolidated financial statements include the accounts of HPP 1990, Henderson's Wharf Baltimore, L.P. and Henderson's Wharf Marina, L.P. after elimination of all intercompany transactions and accounts.

          Use of Estimates

           The  preparation  of  financial statements  in  conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from
those                                                            estimates.
(3)  Summary of Significant Accounting Policies (Continued)

               Real Estate

           Real  estate is held for lease and stated at cost.   During  the
construction period, all carrying costs, principally real estate taxes and interest, were capitalized. Depreciation is provided over the estimated economic useful lives of the assets using the straight-line method.

               Cash

           At  December  31,  1995  and 1994, HPP  1990  had  $204,684 and
$268,975, respectively, of cash in banks which is in excess of amounts insured by the Federal Deposit Insurance Corporation.

          Deferred Evaluation and Acquisition Costs

           Expenditures related to the purchase of real estate have been capitalized and are being amortized on a straight-line basis over the estimated life of real property (40 years).

          Income Taxes

           No provision (benefit) for income taxes is reflected in the accompanying consolidated financial statements of HPP 1990. All partners are required to report on their tax returns their allocable share of income, gains, losses, deductions and credits determined on a tax basis.

          Syndication Costs

           Syndication costs were treated as a direct reduction of the Limited Partners' equity accounts.

          Deferred Costs

           Organization costs were capitalized and amortized on a straight-line basis over a 60-month period. Other deferred costs relating to the refinancing of the Partnership's note payable will be amortized on a straight-line basis over the term of the new mortgage note.

          Revenue Recognition

           Revenue from residential units, principally under short-term operating leases, is recorded when due. Revenue from rentals of inn units is recognized when earned.

 (4) Investment in Real Estate

           During 1990, HPP 1990 acquired an interest in the following entities (see below for subsequent changes in ownership):

           Henderson's Wharf Baltimore, L.P. (the Building Venture) is a Delaware limited partnership formed on July 20, 1990 to acquire a fee interest in a seven-story building on 1.5 acres of land and to rehabilitate the building into 125 residential units, 149 indoor parking spaces and a 38 room inn located at 1000 Fell Street, Baltimore, Maryland. The building contains a total of 137 residential units, 12 of which are owned by unrelated parties. The building has been substantially renovated and certain renovation costs qualify for Rehabilitation Tax Credits. The Building Venture purchased its interest for $6,812,500, which included seller financing of $6,350,000, and a contingent purchase price promissory note (see Note 5). Contributions by HPP 1990 to the Building Venture totaled $12,214,500 as of December 31, 1995.

           HPP 1990 has made all required capital contributions to the Building Venture in accordance with the Building Venture's partnership agreement, and is not required to make additional contributions, although at its sole discretion, may do so.

           The renovation of the residential units was substantially complete and a certificate of occupancy was received on December 31, 1990. The Building Venture commenced lease-up in 1991 and has been fully operational since 1992. At December 31, 1995, 93% of the residential units had been leased. During 1995, the average occupancy for the inn was 74%.

           During 1994, the Building Venture entered into contracts to purchase three condominium units and parking spaces (the Property) owned by unrelated parties. The purchase price of the Property is the greater of the seller's outstanding mortgage balance as of the date of purchase or the fair market value of the property as defined in the contracts. The Building Venture has possession of the property, bears the risk of loss and damage to the Property, receives all of the rents and other income generated by the Property and is responsible for payment of all related costs which include, but are not limited to debt service, taxes and condominium fees. During 1996, the Building Venture purchased the three condominium units in conjunction with the refinancing of its note payable (see Note 5).

           HPP 1990's operations, principally accounting, investor services and other general and administrative costs, are funded from distributions by the Building Venture. During 1995, the Building Venture distributed $223,138 to HPP 1990.

(4)  Investment in Real Estate (Continued)

          Henderson's Wharf Marina, L.P. (the Marina Venture) is a Delaware limited partnership formed on July 20, 1990 to acquire a fee interest in a
1.92 acre parcel of land together with a 256-slip marina located in Baltimore, Maryland. HPP 1990 purchased the Marina Venture for $1,266,363, which included seller financing of $1,187,500 (see Note 5). Contributions to the Marina Venture by HPP 1990 totalled $247,219 as of December 31, 1995. The Marina Venture operated a minimal number of slips from 1991 through 1995 due to the significant repairs necessary to be fully operational. HPP 1990 is required to make capital contributions to the Marina Venture to provide funds not otherwise available to make real estate tax and insurance payments. HPP 1990 may make additional capital contributions to the Marina Venture as provided in the Marina Venture's partnership agreement, but is not required to do so.

           Under the Second Amended and Restated Agreements of Limited Partnership dated February 1, 1991 of Henderson's Wharf Baltimore, L.P. and Henderson's Wharf Marina, L.P., Henderson's Wharf Development Corporation
(HWDC), a Delaware corporation wholly owned by HPP 1990, was admitted as a general partner of the Ventures (HPP 1990 and HWDC are collectively referred to as the "Henderson's General Partners"), and Hillcrest Management, Inc.(HMI), a Massachusetts corporation, was admitted as the Limited Partner of the Ventures and became a minority interest holder in the ventures. On August 1, 1991 the Second Amended and Restated Agreement of Limited Partnership of Henderson's Wharf Marina, L.P. was amended. The amendment provided for the withdrawal by HPP 1990 as a limited partner. Consequently, HWDC became the sole general partner in the Marina Venture.

          On December 31, 1992, the Third Amended and Restated Agreement of Limited Partnership of Henderson's Wharf Marina L.P. was executed. HWFP, Inc. (HWFP), a Maryland corporation and the original holder of the purchase money note relating to the purchase of the marina property, received a 50% limited partnership interest in the Marina Venture and became the holder of a minority interest (see Note 5). Concurrently, HMI withdrew as a limited partner in the Marina Venture, HPP 1990's limited partnership interest in the Marina Venture was reduced to 49% and HWDC retained a 1% general partnership interest in the Marina Venture. The minority interest granted
was                                                                recorded
(4)  Investment in Real Estate (Continued)

at fair market value based on an independent appraisal and a priority distribution of proceeds from capital transactions as provided for in the Marina Venture's Third Amended and Restated Agreement of Limited Partnership.

          In accordance with the termination of all HMI contracts (see Note
6), effective January 1, 1995 HMI withdrew from the Building Venture as a .1% limited partner and was replaced by HWDC.

           Based on the fair market value of marina land and improvements determined by independent appraisal and the priority distribution of proceeds from capital transactions as provided for in the Marina Venture's Third Amended and Restated Agreement of Limited Partnership, the
Partnership has reserved against its investment in the marina land and improvements.

           Generally, allocations of net profits and losses as well as cash flow of the Building Venture and Marina Venture are allocated in accordance with the Second Amended and Restated Agreement of Limited Partnership and Third Amended and Restated Agreement of Limited Partnership, respectively, as defined in the agreements. The overall management and control of the business and affairs of the Ventures is solely vested in Henderson's General Partners.

          As discussed in Note 5, on February 27, 1996, HWFP, Inc. redeemed its 50% limited partnership interest in the Marina Venture in return for a $225,000 first mortgage secured by the marina property. As a result of this redemption, HPP 1990's limited partnership interest in the Marina Venture was increased to 98% and HWDC received a 1% limited partnership interest and maintained its 1% general partnership interest in the Marina Venture.

(5)  Notes Payable and Subsequent Events

          The Building Venture financed $6,350,000 of the purchase price of the property by issuing a purchase money note to the seller, HWFP. HPP 1990 paid $1,000,000 of principal under this note in December 1990, reducing the balance to $5,350,000 at December 31, 1990. During 1992, the maturity date of the note was extended until January 2, 1994. In consideration for extending the maturity date of the note, the Building Venture was required to pay $150,000 to the holder of the purchase money note (the Lender) on the earlier of January 2, 1994 or a refinancing of the purchase money note. In April 1994, the Lender extended the maturity date on the note until December 31, 1995 and added the $150,000 extension fee to the outstanding principal balance of the note along with unpaid interest totalling $89,168 on the note (for the period March 16, 1994 through May 15, 1994) and unpaid interest on the extension fee totaling $1,250 (for the period April 16, 1994 through May15, 1994). Interest through the date of refinancing (see below) was due monthly on the new principal balance of the note at the annual rate of 10%. In addition, the Lender required the Building Venture to establish a real estate tax escrow account (Tax Escrow)
which        was        being       funded       on        a        monthly



 (5)      Notes Payable and Subsequent Events (Continued)


basis through the date of refinancing. The balance of the Tax Escrow at December 31, 1995 was $48,930. The note was secured by the property, rents and assignment of leases.

           In conjunction with issuing a purchase money note to the seller, the Building Venture entered into a contingent purchase price promissory note with the seller for $1,250,000. Payment on the note was contingent upon the cash flow (as defined) generated from the future sale of apartment units in the Building Venture. The note was unsecured, bore no interest, and had no maturity date. As discussed below, the Building Venture paid off the contingent purchase price promissory note for $109,582 on February 27, 1996.

           On February 27, 1996, HPP 1990 obtained a $6,000,000 deed of trust note with a third party lender which provided funds for the Building Venture to refinance the outstanding balance of the seller financed purchase money note totaling $5,590,418, to pay $109,582 to the seller in release of the contingent purchase price promissory note, and to purchase in part three condominium units and parking spaces owned by unrelated parties for an aggregate purchase price of $314,800 (see Note 4). The deed of trust note bears interest at 7.85% and requires monthly principal and interest payments in the amount of $49,628 commencing in April 1996. The note amortizes over a 20 year schedule and all remaining unpaid principal and interest is due in March 2006. Under the deed of trust note, the lender has the option with six months written notice to call amounts outstanding under the deed of trust note at the end of ten years or anytime thereafter. The deed of trust note is secured by the Building Venture's property, rents and assignment of leases and is guaranteed by the Building Venture.

           On February 27, 1996, HPP 1990, HWDC and HWFP, Inc. entered into the First Amendment to the Third Amended and Restated Agreement of Limited Partnership of Henderson's Wharf Marina, L.P. by which HWFP, Inc. redeemed its 50% limited partnership interest in the Marina Venture in return for a $225,000 first mortgage note secured by the marina property. The note bears interest at 7.50%, matures in March 2086, and requires monthly principal and interest payments in the amount of $2,086 commencing April 1996. As a result of the redemption of HWFP's interest, HPP 1990's limited partnership interest in the Marina Venture increased to 98% and HWDC received a 1% limited partnership interest and maintained its 1% general partnership interest in the Marina Venture.

(6)  Transactions With Related Parties and Commitments

           On February 1, 1991, the Building Venture entered into a long term property management and brokerage agreement (Management Agreement), an inn lease (Inn Lease), and a consulting agreement (Consulting Agreement) with HMI. The Management Agreement originally expired on December 31, 1993 and the Inn Lease originally expired on December 31, 1995. The Management Agreement required the payment of management fees to HMI equal to 6% of gross rental receipts, as defined in the agreement. The Management Agreement also required the payment of a one time lease up fee for leasing residential units during the lease-up phase equal to one month's rent. The Inn Lease required the payments to HMI of 50% of the operating profit, as defined in the agreement, relating to the 38 room inn. If the total management fees earned based on the inn's gross rental receipts were less than $75,000 for any one year, then the Inn Lease required a payment to HMI equal to the difference between actual management fees paid and
$75,000. The Management Agreement and Inn Lease were terminated by the Building Venture on July 31, 1993. Management fees paid to HMI totaled $82,766 in 1993. No amounts were paid under the Inn Lease during 1993.

           The Consulting Agreement, which expired on December 31, 1991, required the Building Venture to pay HMI a $15,000 refinancing fee upon the closing of any refinancing of the existing Building Venture's financing. The Consulting Agreement also required the Building Venture to pay HMI an incentive fee equal to 1% of the gross sales proceeds resulting from the sale of the building property to an unaffiliated third party buyer. These commitments survive the December 31, 1991 expiration date of the Consulting Agreement and the termination of all other agreements with HMI (see below). The Building Venture paid the $15,000 refinancing fee to HMI in March 1996 as a result of refinancing its purchase price promissory note as discussed in Note 5.

           On January 1, 1992, the Marina Venture entered into a long term Property Management Agreement with HMI. The agreement provided for payment of management fees to HMI equal to 9% of the Gross Operating Revenues, as defined in the agreement. Management fees paid to HMI for the Marina Venture totaled $2,494 in 1993.

            Effective July 31, 1993, the Venture's terminated their respective Management Agreements and Inn Lease (the Contracts) with HMI. As of December 31, 1993, HPP 1990 had not reached an agreement with HMI as to whether any additional payments were due under the Contracts as a result of the termination. Consequently, HPP 1990 was unable to reasonably estimate amounts due to HMI, if any, and no liability was recorded as of December 31, 1993.
(6)       Transactions With Related Parties and Commitments (Continued)

           During October 1994, HPP 1990 and HMI agreed in principle to an agreement whereby the parties would settle their differences to put to rest all further controversy and to avoid substantial expense of burdensome and protracted litigation. In January 1995, HPP 1990 entered into an agreement on behalf of the Venture's to pay HMI contract termination settlement payments (Settlement Payments) totaling $271,108 which was recorded during the fourth quarter of 1994 and which was included in accrued expenses and other liabilities as of December 31, 1994. The Settlement Payments required an initial payment of $36,000 due on January 27, 1995 and require monthly payments of $3,221 commencing September 1995 through the earlier of September 2001 or the occurrence of certain events as defined in the agreement. The Settlement Payments are secured by 100% of HPP 1990's economic interest as a partner in the Venturers, as defined in the agreements; net sales and refinancing proceeds; cash flow; return of capital contributions; all of HPP 1990's cash and marketable securities in excess of $150,000; and all of the Venturers' cash in excess of the greater of $200,000 or reserves required by lenders. No distributions to the partners of HPP 1990 are permitted until all Settlement Payments are paid in full. As of December 31, 1995, unpaid Settlement Payments included in accrued expenses and other liabilities totaled $222,224.

           On August 23, 1993, the Ventures hired McKenna Management Associates, Inc. (McKenna) as the independent onsite property management
company.   The  management  agreement with McKenna  originally  expired  in
August  1995  and  was  extended until October  31,  1995.   The  agreement
required the payment of $9,000 per month for the first year and $7,650 per month for the second year from the Ventures.

          On November 1, 1995, the Building and Marina Venture entered into property management contracts with Claremont Management Corporation (CMC), an unaffiliated Massachusetts corporation, to manage the apartment, inn and marina operations. The property management contracts provide for payment of management fees to CMC equal to 4% and 4.5% of apartment and inn gross receipts, as defined, respectively, and 9% of marina gross receipts, as defined. The agreements expire on June 30, 1997, and are automatically extended on a year to year basis unless otherwise terminated as provided for in the agreements. A condition of the agreements requires the Ventures to maintain with CMC, for the benefit of the Ventures, operating cash and contingency reserves of $190,000 and $70,000, respectively. To facilitate the transition of property management and through an arrangement with CMC, McKenna continued to provide management services to the apartment, inn and marina operations through December 31, 1995.

           Management fees paid to McKenna and CMC by the Ventures totaled $94,841, $102,600 and $38,334 for the years ended 1995, 1994 and 1993, respectively.

(6)       Transactions With Related Parties and Commitments (Continued)

           On January 1, 1992, HPP 1990 hired Hillcrest Asset Management, Inc. (Hillcrest), a company related to HMI through common ownership, to assist the general partner in providing accounting, asset management and investor services. Hillcrest provided such services for a management fee plus reimbursement of all its costs of providing such services. This contract expired on June 30, 1993 and was not renewed. For the period January 1, 1993 to June 30, 1993, management fees and expense reimbursements totaled $6,000 and $54,469, respectively.

           On July 1, 1993, HPP 1990 engaged Portfolio Advisory Services, Inc. (PAS), a Massachusetts corporation, which is related to BHP II through certain common ownership and management, to provide accounting, asset management and investor services. The original contract was for one year and was extended through September 30, 1995. PAS received no fee for its services, however it was reimbursed for all operating costs of providing these services. Expense reimbursements to PAS for the period January 1, 1995 through September 30, 1995, for the year ended December 31, 1994, and for the period July 1, 1993 to December 31, 1993, totaled $65,903 $46,063, and $24,964, respectively.

           On October 1, 1995, HPP 1990 engaged CMC to provide accounting, asset management and investor services. CMC provides such services for an annual management fee of $38,400, plus reimbursement of all its costs of providing these services. The initial term of the agreement expires on June 30, 1997, and is automatically extended on a year to year basis unless terminated as provided for in the agreement. For the period October 1, 1995 to December 31, 1995, CMC received management fees of $9,600 and expense reimbursement totaling $40,336.

           On November 1, 1995, the third party lender who eventually provided financing to HPP 1990 in February 1996, issued a commitment letter to provide the aforementioned financing. The third pary lender earned a loan placement fee of $90,000 which was recorded at closing of the financing on February 27, 1996.

(7)  Fair Value of Financial Investments

           The carrying amounts of cash, escrow deposits, accrued expenses and other liabilities, and security deposits approximate their fair values due to their short maturities. The fair value of the Building Venture's note payable is equal to its carrying amount based on the refinancing at the principal amount outstanding that occurred subsequent to year end. All financial statements are held for non-trading purposes.



         Independent Auditors' Report on Accompanying Information
         --------------------------------------------------------


The Partners
Historic Preservation Properties 1990
     L.P. Tax Credit Fund
Quincy, Massachusetts



      We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Historic Preservation Properties 1990 L.P. Tax Credit Fund as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995 included in this Form 10-K and have issued our report hereon dated March 7, 1996. Our audits were made for the purpose of forming an opinion on the 1995 and 1994 basic consolidated financial statements taken as a whole. The supplemental schedule is the responsibility of the Partnership's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The information included in this schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and in our opinion fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements as a whole.


Lefkowitz, Garfinkel, Champi & DeRienzo, P.C.



Providence, Rhode Island
March 7, 1996




                 HISTORIC PRESERVATION PROPERTIES 1990 L.P.TAX CREDIT FUND
                                     SCHEDULE III
                        REAL ESTATE & ACCUMULATED DEPRECIATION
                                  DECEMBER 31, 1995
                                    (IN THOUSANDS)

                                            Cost Capitalized
                  Initial   Costs           Subseq to Acquis      Gross Amts (Note 6)
                -------------------------  --------------------  -------------------------
                 (Note 5)         Building                                Building             Accumul
Description and  Encum-           Improve-  Improve-   Carrying           Improve-   Total     Decprec
 Ownership %     brances   Land    ments     ments      Costs      Land   ments    (Note 2)   (Note 3)
-------------------------------------------------------------------------------------------
Resid Building/Inn
Henderson's Wharf
L/P Baltimore, Md
99.9%             $5,590       $ 97     $ 6,715   $ 7,671     $350     $ 97   $14,736  $  14,833   $1,821

Marina
L/P Baltimore, Md
49% (Note 5)           0      1,187           0        87       79      387        87        474      135
                  ------    -------     -------    ------    -----  -------   -------   --------   ------
                  $5,590    $ 1,284     $ 6,715    $7,758    $ 429  $   484   $14,823   $ 15,307   $1,956
                  ======    =======     =======    ======    =====  =======   =======   ========   ======

                            Date of                  Date             Deprec
                            Constr or                Interest         Life
                            Rehabil                  Acquired         (years)
                            ---------                --------         -------
Residential Bldg/Inn          9/90                   7/20/90          40

Marina                        n/a                    7/20/90          40

Note 1: The aggregate cost of each property on a tax basis net of the reduction due to the rehabilitation tax credit at December 31 are as follows:

                                  1995            1994          1993

Henderson's Wharf Baltimore       $ 14,281        $ 14,281      $ 14,281
Henderson's Wharf Marina               527             527           527
                                  --------        --------      --------
              Total               $ 14,808        $ 14,808      $ 14,808
                                  ========        ========      ========



Note 2: The changes in total costs of land, building and improvements to the years ended December 31, 1995, 1994, and 1993 are as follows:

                                  1995        1994        1993

Balance at the beg of period      $ 15,307    $ 15,295    $ 15,295
Additions:
    Land,Bldg & improvements             0          12          12
                                  --------    --------    --------
                                  $ 15,307    $ 15,307    $ 15,307
                                  ========    ========    ========

Note 3: The changes in accumulated depreciation for the period ended December 31 are as follows:

                                  1995        1994        1993

Balance at beginning of period    $  1,554    $  1,152    $   750
Depreciation during the year
Buildings and Improvements             402         402        402
                                  --------    --------    -------
                                  $  1,956    $  1,554    $ 1,152
                                  ========    ========    =======

Note   4: This  schedule excludes furniture and equipment with a cost of
          $964,000 and $950,000 and accumulated depreciation of $618,000 and $481,000 at December 31, 1995 and 1994, respectively.

Note 5: In 1994, the Lender added $150,000 of unpaid extension fees and approximately $90,000 of unpaid interest to the original principal amount of Henderson's Wharf Baltimore Limited
          Partnership's purchase money note.

Note 6: The Partnership has provided for a reserve for realization of Marina land and improvements in the amount of $879,000 net of accumulated depreciation of $34,000, based on fair market determined by independent appraisal and priority distribution of proceeds from capital transactions as provided for in The Third Amended and Restated Agreement of Limited Partnership.